LANL Control Number: 97-41-00226


                        LIMITED EXCLUSIVE

                     PATENT LICENSE AGREEMENT

                             BETWEEN

           THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                               AND

                 TRIDENT TECHNOLOGIES CORPORATION

                               FOR

             SEAL DEVICE FOR FERROMAGNETIC CONTAINERS

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TABLE OF CONTENTS

     BACKGROUND..................................................... 1
     1.  DEFINITIONS.................................................1
     2.  GRANT.......................................................2
     3.  SUBLICENSES.................................................3
     4.  FEES........................................................4
     5.  EARNED ROYALTIES ...........................................4
     6.  ANNUAL MINIMUM ROYALTY .....................................5
     7.  SEMIANNUAL REPORTS .........................................6
     8.  BOOKS AND RECORDS ..........................................7
     9.  TERM OF THE AGREEMENT ......................................7
     10. TERMINATION OR MODIFICATION BY THE UNIVERSITY...............7
     11. TERMINATION BY THE LICENSEE ................................8
     12. PATENT PROSECUTION AND MAINTENANCE .........................8
     13. USE OF NAMES, TRADENAMES, AND TRADEMARKS ...................8
     14. WARRANTY BY THE UNIVERSITY .................................9
     15. INFRINGEMENT ...............................................9
     16. WAIVER.....................................................10
     17. ASSIGNABILITY .............................................10
     18. INDEMNITY - PRODUCT LIABILITY .............................11
     19. LATE PAYMENTS .............................................11
     20. NOTICES....................................................11
     21. FORCE MAJEURE .............................................11
     22. EXPORT CONTROL LAWS .......................................12
     23. PREFERENCE FOR UNITED STATES INDUSTRY .....................12
     24. DISPUTE RESOLUTION ........................................12
     25. CONFLICT OF INTEREST ......................................12
     26. MISCELLANEOUS .............................................12
     APPENDIX A - ASSIGNMENT AND CONFIRMATORY LICENSE ..............14
     APPENDIX B - REPORT FORMAT ....................................15
     APPENDIX C - DESIGNATION OF LICENSING TEAM ....................16

Los Alamos National Laboratory - Trident Technologies Corporation
Limited Exclusive Patent License Agreement                               ii

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            LIMITED EXCLUSIVE PATENT LICENSE AGREEMENT

                 TRIDENT TECHNOLOGIES CORPORATION

THIS LICENSE AGREEMENT is entered into by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a nonprofit educational institution and a public corporation of the State of California, hereinafter referred to as the "University;" and Trident Technologies Corporation, 2513 East Loop 820 North, Fort Worth, Texas, 76118, a New Mexico corporation, hereinafter referred to as the "Licensee," the parties to this License Agreement being referred to individually as a "Party," and collectively as "Parties."

                            BACKGROUND

     The University conducts research and development at the Los Alamos National Laboratory (LANL) for the U.S. Government under Contract No. W-7405-ENG-36 with the U.S. Department of Energy (DOE).

     Rights in inventions and technical data made in the course of the University's research and development at LANL are governed by the terms and conditions of the Contract.

     Certain Technology relating to a seal device for ferromagnetic containers has been developed in the course of the University's research and development at LANL.

     The University desires that such Technology be developed and utilized to the fullest extent possible so as to enhance the accrual of economic and technological benefits to the U.S. domestic economy, and is therefore willing to grant an exclusive license to Licensee for that part of the Technology to which the University has title.

     The Licensee desires to obtain from the University certain exclusive rights for the commercial development, manufacture, use, and sale of the Technology.

     NOW, THEREFORE, the Parties agree as follows:

     1. DEFINITIONS

     1.1 "Technology", means technical information, know-how and data owned or controlled by the University and relating to seal devices for ferromagnetic containers.

     1.2 "Patent Rights" means the University's rights arising from the following:

U.S. Patent No. 5,355,824, issued on October, 18, 1994, "SEAL DEVICE FOR FERROMAGNETIC CONTAINERS," by Ross E Meyer and Andrew J. Jason.


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     1.3     "Licensed Method" means any method, procedure or process covered by any subsisting claim of any patent or patent application identified in paragraph 1.2.

     1.4 "Licensed Product" means any article of manufacture, machine or composition of matter covered by any subsisting claim of any patent or patent application identified in paragraph 1.2, and any article of manufacture, machine or composition of matter produced through the practice of a Licensed Method.

     1.5     "Licensed Invention" means any Licensed Product or Licensed
Method.

     1.6 "Sale" means providing or contracting to provide Licensed Invention to a purchaser.

     1.7 "Net Sales" means the total amounts invoiced to purchasers during the accounting period in question because of Sale by Licensee or sublicensee, or use or practice of Licensed Invention by Licensee, sublicensee or such purchasers, less allowances for returns of Licensed Invention, freight, and taxes on Licensed Invention. Net Sales in the case of Licensed Invention used or transferred shall mean the fair market value of Licensed Invention as if they were sold to an unrelated third party in similar quantities.

     1.8 "Improvement" means any modification of a device, apparatus, method or composition of matter described in a patent or patent application identified above, provided such modified device, apparatus, composition or method would infringe the Patent Rights.

                             2. GRANT

     2.1 The University grants to the Licensee an exclusive license to make, use, and sell Licensed Products and to practice Licensed Methods under the Patent Rights, with the right to sublicense others in accordance Article 3.

     2.2 The University expressly reserves the right to use the Technology, including the right to make and use Licensed Products and to practice Licensed Methods, for noncommercial educational and research purposes.

     2.3 The U.S. Government has a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced throughout the world, for or on behalf of the United States, inventions covered by the University's Patent Rights, and has certain other rights under 35 USC 200-212 and applicable implementing regulations and under the U.S. Department of Energy Assignment and Confirmatory License, if any, attached as Appendix A to this Agreement.

     2.4 Under 35 U.S.C. 203 the U.S. Department of Energy has the right to require the Licensee to grant a nonexclusive, partially exclusive or exclusive license under the Patent Rights in any field of use to a responsible applicant or applicants, 48 CFR 27.304-1(g).

     2.5 The Licensee will make available to the University and will grant an


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irrevocable, paid-up, royalty-free nonexclusive license to the University to make and use for noncommercial purposes any Improvements to the Technology made by Licensee.

                        3.     SUBLICENSES

     3.1 The University grants to Licensee the right to grant sublicenses to third parties to make, have made, use and sell Licensed Products and to practice Licensed Methods in which the Licensee has current exclusive rights under this License. But sublicenses may be granted only under the following conditions:

      (a) Licensed Products sold in the United States will be substantially manufactured in the United States; or

      (b) (i) the sublicensee has a business unit located in the United States and significant economic and technical benefits will flow to the U.S. as a result of the sublicense agreement; and,

         (ii) in sublicensing any entity subject to the control of a foreign company or government, such foreign government permits U. S. agencies, organizations, or other persons to enter into cooperative R&D agreements and licensing agreements, and has policies to protect U.S. intellectual property rights.

If Licensee determines that neither conditions (a) nor (b) can be met, Licensee must obtain the written approval of the University prior to granting a sublicense.

      (c) Sublicenses granted under this clause must contain all of the conditions, restrictions and reservations of this Agreement, except for those provisions related to the License Fee and annual minimum royalties, and shall preserve the rights and reservations of the University and the U.S. Government existing under this License Agreement.

     3.2 Licensee shall provide the University with a copy of each sublicense entered into with a third party within 30 days after execution.

     3.3. Licensee must pay to the University the earned royalties prescribed in Paragraph 5.1 on all Net Sales of Licensee's sublicensees. With respect to any sublicense, this obligation continues for so long as a sublicense granted by Licensee is in effect, and is an obligation of the Licensee whether or not royalty payments are actually received by Licensee from its sublicensee.

    3.4 Termination of this Agreement automatically operates as an assignment by Licensee to the University of all Licensee's right, title and interest in and to each sublicense granted by Licensee.

If this Agreement terminates, any sublicensee who is not in default of the terms and conditions of its sublicense agreement with Licensee may make a written election to continue such sublicense agreement as a license agreement with the University.

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                             4. FEES

     4.1 For the rights, privileges and license granted under this Agreement, Licensee shall pay to the University the following fees:

     a. License Issue Fee of twenty-five thousand U.S. Dollars($25,000.00), which is due in accordance with the following schedule:

         five-thousand U.S. dollars ($5,000.00) due on November 30, 1996; five-thousand U.S. dollars ($5,000.00) due on January 1, 1997; five-thousand U.S. dollars ($5,000.00) due on March 1, 1997; five-thousand U.S. dollars ($5,000.00) due on May 1, 1997; five-thousand U.S. dollars ($5,000.00) due on July 1, 1997.

     b. License Maintenance Fees of fifty-thousand U.S. Dollars($50,000.00) per year payable on December 31, 1999, and on December 31 of each year thereafter; provided, however, that the Earned Royalty due for each year, if any, will be creditable against the License Maintenance Fee for that year. License Maintenance Fees paid in excess of Earned Royalties will neither be refundable nor creditable to future years.

     c. In addition to Earned Royalties, Fifty Percent (50%) of other payments, including, but not limited to, sublicense issue fees, received from sublicensees in consideration for the Licensed Invention.

                       5. EARNED ROYALTIES

      5.1 The Licensee will pay to the University an Earned Royalty of ten percent (10%) of Net Sales for Licensed Inventions sold or practiced each calendar year (January 1 to December 31).

      5.2 Notwithstanding Paragraph 5.1 above, Licensee has no obligation to pay an Earned Royalty on Sales where the purchaser is the U.S. Government or any agency thereof or any U.S. Government contractor who certifies that its purchase of the Licensed Invention is for or on behalf of the U.S. Government. Licensee will not impose royalty charges in Sales where the purchaser is a U.S. Government entity, and will refund to it any royalty collected on such Sales.

     5.3 The first Earned Royalty payment due under this Agreement is based on Net Sales from the effective date of this Agreement through December 31 of the same calendar year, and must be paid within one month from the end of such period. Subsequent earned royalty payments shall be calculated based on Net Sales during the semiannual periods extending from January 1 through June 30 and from July 1 through December 31 of each year, for as long as this Agreement remains in effect. Royalty payments must be paid within one month from the end of the respective semiannual period.

     5.4 All payments due the University must be paid in United States funds to

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the University of California, Los Alamos National Laboratory, at the address set forth in Paragraph 20.1. Licensee must convert Net Sales into equivalent United States funds at the exchange rate for the foreign currency prevailing as of the last day of the month when such Net Sales occurred, as reported in the Wall Street Journal.

     5.5 If the University reduces the exclusive field of use license granted under Article 2 to a nonexclusive license pursuant to Paragraphs 10.2, 6.2, or 6.3, Licensee will pay to the University fiftypercent (50%) of the Earned Royalties payable to the University in accordance with Paragraph 5.1 after the effective date of the reduction to a nonexclusive license.

     5.6 If any patent claim included within the University's Patent Rights is held invalid by a decision of a court of competent jurisdiction in any country and from which no appeal has or can be taken, Licensee's obligation to pay Earned Royalties on Sales in that country of Licensed Inventions covered by the invalidated claim and not covered by valid patent claims subsisting under the University's Patent Rights will be reduced as of the date of such decision to fifty percent (50%) of the royalty rate set forth in Paragraph 5.1, and must be paid on the Sale of such Licensed Inventions for a further period of six (6) years or until the expiration date of the patent containing the invalidated claim, whichever is sooner, in consideration of the University having provided valuable know-how and technical assistance to the Licensee in entering the market in a timely manner.

                           6. DILIGENCE

     6.1 Licensee shall use its best efforts to bring one or more Licensed Inventions to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights and to continue active, diligent marketing efforts for one or more Licensed Inventions throughout the life of this Agreement.

     6.2 Licensee shall achieve the following milestones and demonstrate to the University on or before the corresponding Completion Dates that Licensee satisfied such milestones:

        a. Milestone I: Design, Build, Test Underwater Seal Device Prototype. Licensee must design, build, and Successfully Complete alpha tests of the underwater seal device prototype ("Prototype"): Licensee must test the Prototype device under scenarios which simulate real world operational conditions. Successfully Complete means that upon obtaining unsatisfactory results (based on reasonable system specifications which incorporate reasonable safety margins) from any alpha test, Licensee will modify the Prototype, re-test, and continue this cycle until the Prototype passes all alpha-tests with the same Prototype design by satisfying the subsystem and system specifications.

     Licensee must complete Milestone I by April 1, 1997.

       b. Milestone 11: Design, Build, Test Underwater Seal Device Product. Licensee must design, build, and Successfully Complete beta tests of the underwater seal device product ("Product"): Licensee must test the Product under scenarios which simulate real world operational


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conditions. Successfully Complete means that upon obtaining unsatisfactory results (based on reasonable system specifications which incorporate reasonable safety margins) from any beta test, Licensee will modify the Product, re-test, and continue this cycle until the Product passes all beta-tests with the same Product design by satisfying the subsystem and system specifications.

Licensee must complete Milestone II by November 1, 1998.

      c. Milestone III: Manufacturing Facility & First Commercial Sale of Underwater Seal Device Product.
     Licensee must establish vendor contracts as required to obtain components to manufacture the underwater seal device or Licensed Product, and establish a manufacturing facility capable of assembling Licensed Products for safe. Licensee must make its first commercial sale of an underwater seal device (Licensed Product) by January 1, 1999.


Licensee must complete Milestone III by January 1, 1999.

Licensee shall permit an in-plant inspection by the University in confidence on or before the Completion Date of each milestone, and thereafter permit in-plant inspections by the University at intervals of at least six (6) months between each such inspection.

     6.3 Licensee's failure to perform in accordance with Paragraphs 6.1 and 6.2 shall be grounds for the University, at the University's sole option, to reduce the Licensee's exclusive license to a nonexclusive license under the terms of Paragraph 5.5, or to terminate the exclusive license under the terms of Paragraph 10.1

                      7. SEMIANNUAL REPORTS

     7.1 Progress Reports. Licensee must submit semiannual progress reports certified by an officer of the Licensee. The reports are due by February 1 and August 1 of each year beginning in the year 1998, except that the first reports are due the last day of the month of the milestone Completion Dates under Paragraph 6.2. This report covers the Licensee's activities related to the Diligence milestones and to other development of the Technology and the securing of approvals necessary for commercialization of the Technology. The reports must be made until earned royalties payable to the University exceed the annual License Maintenance Fee stated in Paragraph 4.1. The reports must conform with the Report Format set forth in Appendix B. Reports marked by Licensee as proprietary financial or business information of Licensee will be treated by the University as proprietary information.

     7.2 Financial Reports. Licensee must submit semiannual financial reports. The reports are due on the dates that payments of License Maintenance Fees, other fees, and Earned Royalties are due under Articles 4 and 5, and must be submitted regardless of whether any payment is actually made. The reports must be certified by an officer of the Licensee, must cover the period for which royalty payments are calculated, and must show total sales or commercial uses made of Licensed Products or Licensed Methods by Licensee and any sublicensed during the reporting period. If no sale, sublicense, or use of Licensed Products or Licensed Methods has been made

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during a reporting period, a statement to this effect must be made. Reports marked by Licensee as proprietary financial or business information of the Licensee will be treated as such by the University.

                       8. BOOKS AND RECORDS

      8.1 The Licensee must keep books and records according to generally accepted accounting procedures, accurately showing all sales of Licensed Products or practice of the Licensed Method by Licensee or sublicensees under the terms of this License Agreement. Such books and records must be open to inspection and audit on a proprietary basis by representatives or agents of the University at reasonable times, but in no event more than once for each calendar year, for the purpose of verifying the accuracy of the semiannual reports and the royalties due. Licensee may request that any such inspection and audit be conducted by an independent auditor, in which event, Licensee will pay the reasonable costs of such auditor.

     8.2 The fees and expenses of the representatives performing the inspection and audit will be borne by the University. However, if an error in royalties owed the University of more than Ten Thousand dollars ($10,000.00) is discovered by the representatives of the University, then Licensee must pay the fees and expenses of these representatives.

     8.3 The books and records required by Paragraph 8.1 must be preserved for at least three (3) years from the date of the royalty payment to which they pertain.

                     9. TERM OF THE AGREEMENT

     9.1 This License Agreement is effective as of the later of the dates of execution by the Parties.

     9.2 This License Agreement is in full force and effect from the effective date and remains in effect until the expiration of the last to expire of the patents included within the University's Patent Rights, unless sooner terminated by operation of law or by acts of the Parties in accordance with the terms of this License Agreement.

        10. TERMINATION OR MODIFICATION BY THE UNIVERSITY

     10.1 If the Licensee fails to deliver to the University any report when due, or fails to pay any royalty or fee when due, or if the Licensee breaches any material term of this License Agreement except for the performance terms under Paragraph 6.2, the University may give written notice of default to the Licensee. If the Licensee fails to cure the default within ninety (90) days from the date of delivery of notice to Licensee, the University has the right to terminate this License Agreement. This License Agreement will terminate upon delivery of written notice of termination to the Licensee. Termination does not relieve the Licensee of its obligation to pay any royalty or license fees due or owing at the time of termination and does not impair any accrued right of the University.

     10.2   If Licensee fails to make the payment for fees identified in
Article 4 for any

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year, the University may terminate this License Agreement, or, at the
University's sole option, reduce the Licensee's exclusive license to a nonexclusive license under the terms of Paragraph 5.5. The University will not exercise this option if Licensee demonstrates to the University's sole and subjective satisfaction that Licensee is fully exploiting the market for the Licensed Invention.

                 11. TERMINATION BY THE LICENSEE

      11.1 The Licensee may terminate this License Agreement by giving written notice to the University. Such termination will be effective ninety
(90) days from the date of delivery of the notice, and all the Licensee's rights under this Agreement will cease as of that date.

     11.2 Any termination pursuant to the above paragraph does not relieve the Licensee of any obligation or liability accrued by Licensee prior to the effective date of termination.

              12. PATENT PROSECUTION AND MAINTENANCE

     12.1 The University will diligently prosecute any U.S. patent applications identified in Article 1.2, and will maintain any U.S. patents identified in Article 1.2, using counsel of its choice. The University will provide the Licensee, on request, with copies of relevant documentation relating to any such patent prosecution. The Licensee will hold such documentation in confidence.

           13. USE OF NAMES, TRADENAMES, AND TRADEMARKS

     13.1 Nothing contained in this License confers any right to use in advertising, publicity, or other promotional activities any name, tradename, trademark, or other designation of either Party hereto (including any contraction, abbreviation, or simulation of any of the foregoing). Unless required by law, the use of the name "the University of California" or the name of any facility or campus of the University of California is expressly prohibited.

     13.2 The University may disclose to third parties the existence of this License Agreement and the extent of the grant in Article 2, but must not disclose information identified as proprietary by Licensee under 13.4, except where the University is required to release the information under either the California Public Records Act or other applicable law. A decision to release information under applicable law will be at the sole discretion of the University.

     13.3 Licensee may disclose to third parties the existence of this License Agreement and the terms and conditions to the extent determined appropriate by Licensee.

     13.4 Licensee will mark those portions of a copy of this License Agreement which Licensee believes contain proprietary business information of Licensee and return such copy to the University within thirty days of the effective date of this License Agreement.

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                  14. WARRANTY BY THE UNIVERSITY

       14.1 The University warrants that it has the lawful right to grant this license, subject to DOE assignment of rights in the Technology to the University in the event such rights are not owned by the University, and that it has not granted any rights under the University's Patent Rights to any other party that diminish any right granted to Licensee, except as required by action of law or by the University's prime contract with DOE.

       14.2 This license is provided WITHOUT warranty of merchantability or fitness for a particular purpose or any other warranty, express or implied. The University makes no representation or warranty that the Licensed Products or Licensed Methods will not infringe any patent or other proprietary right.

       14.3 IN NO EVENT WILL THE UNIVERSITY BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF LICENSED PRODUCTS OR LICENSED METHODS.

      14.4     Nothing in this License Agreement shall be construed as:

          a. a warranty or representation by the University as to the validity or scope of University's Patent Rights;

          b. an obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in Article 15 (Infringement);

          c. conferring by implication, estoppel, or otherwise any license or rights under any patents of the University other than University's Patent Rights, copyrights, or other intellectual property of the University; or

          d. an obligation by University to furnish any know-how, technical assistance, or technical data that is unrelated or unnecessary to the transfer of the Technology to the Licensee for the purpose of implementing this License Agreement.

                       15.     INFRINGEMENT

      15.1 In the event that either Party to this License Agreement learns of the infringement of any of University's Patent Rights, that Party will inform the other Party in writing and will provide the other Party with available evidence of the infringement.

      15.2 Both Parties will use their best efforts in cooperating with each other to terminate the infringement without litigation.

      15.3 If the efforts of the Parties are not successful in abating the infringement within ninety (90) days after the infringer has been formally notified of infringement by the University, the University has the right to:

         15.3a commence suit on its own account;

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         15.3b join the Licensee in a suit; or

         15.3c refuse to participate in a suit,

and the University shall give notice in writing to the Licensee within ten
(10) working days after the 90 day period of its election. The Licensee may bring suit for patent infringement only if the University elects not to commence or join in any suit other than as nominal party plaintiff and if the infringement occurred during the period and in a country where the Licensee had exclusive rights under this License Agreement.

     15.4 Any legal action under this article will be at the expense of the Party on account of whom suit is brought. If legal action is brought by Licensee, the University will be entitled to 25% of any damage recovery based on lost profits of Licensee. Legal action brought jointly by the University and the Licensee and fully participated in by both will be at the joint expense of the Parties and all recoveries will be shared jointly by them in proportion to the share of expenses paid by each.

     15.4 Each Party will cooperate with the other in proceedings instituted hereunder, provided expenses are borne by the Party bringing suit. Litigation will be controlled by the Party bringing suit, except that the University will control the litigation if brought jointly. The University may be represented by its choice of counsel in any suit brought by the Licensee.

     15.6 Neither Party will settle or compromise any suit without the other Party's consent.

                            16. WAIVER

     16.1 No waiver by either Party of any breach or default of any of the covenants or agreements of this Agreement is a waiver as to any subsequent or similar breach or default.

                        17. ASSIGNABILITY

     17.1 This License Agreement may be assigned by the University, but shall be personal to Licensee and assignable by Licensee only with the written consent of the University.

     17.2 In the event that a controlling interest in Licensee is obtained by a different entity, the University may terminate this License Agreement at its discretion, which discretion shall not be exercised unreasonably. Licensee will notify the University of any such change in controlling interest within thirty days of its occurrence.

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                18. INDEMNITY - PRODUCT LIABILITY

     18.1 The Licensee will indemnify the U.S. Government and the University, and their officers, employees, and agents, against any damages, costs and expenses, including attorneys' fees, arising from the commercialization and utilization of the Technology by Licensee, including but not limited to the making, using, selling or exporting of products, processes, or services derived therefrom. This indemnification will include, but will not be limited to, any product liability.

                        19. LATE PAYMENTS

     19.1 In the event royalty payments or fees are not received by the University within thirty (30) days of when due, the Licensee will pay to the University interest charges at the rate of ten percent (10%) per annum on the amount of the royalty payments or fees overdue.

                           20. NOTICES

     20.1 Any payment, notice, or other communication required or permitted to be given to either party hereto is properly given and effective on the date of delivery if delivered in person or by first-class certified mail, postage paid, or by facsimile transmission with confirmation, to the respective address or facsimile number given below, or to any other address designated by written notice to the other party as follows:

In the case of the Licensee:

Trident Technologies Corporation
2513 East Loop 820 North
Fort Worth, Texas 76118
Attn.: Mr. Ken Wilson

FAX Number (817) 595-3074

In the case of the University:

Los Alamos National Laboratory
Industrial Partnership Office
P.O. Box 1663, Mail Stop C334
Los Alamos, New Mexico 87545
Attn.: Licensing Administrator

FAX Number (505) 665-0154

                        21. FORCE MAJEURE

      21.1 Neither party is responsible for delay or failure in performance of any of the obligations imposed by this License Agreement, if the failure is caused by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, court order or government interference, civil commotion, riot, war, or by any cause of like or unlike nature beyond the control and without fault or negligence of a party.

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                     22. EXPORT CONTROL LAWS

      22.1 Licensee acknowledges and understands that the export of certain goods or technical data from the United States requires an export control license from the United States Government, and that failure to obtain an export control license may result in violation of U.S. laws.

            23. PREFERENCE FOR UNITED STATES INDUSTRY

      23.1 Any products embodying Licensed Products or produced through the use of a Licensed Method will be manufactured substantially in the United States.

                      24. DISPUTE RESOLUTION

       24.1 The Parties will use their best efforts to resolve disputes arising from this Agreement. Any dispute that cannot be resolved by the Parties will be resolved by non-binding arbitration in accordance with the rules and procedures of the American Arbitration Association, acting in the state of New Mexico, and shall be enforceable in accordance with New Mexico law.

                     25. CONFLICT OF INTEREST

      25.1 Licensee represents that Licensee does not now employ and has made no offers of employment to members of the University negotiating team set out in Appendix C. Licensee agrees to make no offers of employment to any member of the University negotiating team for a period of two years after the effective date of this Agreement without the express written permission of the University. Licensee understands that this clause is a material undertaking by Licensee without which the University would not enter into this Agreement. The University has the option to terminate this Agreement for breach of this clause by Licensee.

                    26.          MISCELLANEOUS

     26.1 The headings of the several sections of this Agreement are included for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

      26.2 No amendment or modification of this Agreement is binding on the Parties unless made in a writing executed by duly authorized representatives of the Parties.

      26.3 This License Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations, or understandings, either oral or written, between the Parties relating to this License Agreement.

      26.4 In the event any one or more of the provisions of this License Agreement is held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this License

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Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been part of this License Agreement.

       26.5 This License Agreement will be interpreted and construed in accordance with the laws of the New Mexico.

     IN WITNESS WHEREOF, both the University and the Licensee have executed this License Agreement, in duplicate originals, by their respective officers on the day and year hereinafter written.



THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By: /s/ S S Hecker
----------------------------
   Siegfried S. Hecker

Date: 10/31/96


TRIDENT TECHNOLOGIES CORPORATION

By:   /s/   Ken Wilson               /s/ David Gregor

Printed Name: Ken Wilson                 David Gregor

Title: Consultant                        Vice-President

Date: 11/3/96


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                            APPENDIX A

               ASSIGNMENT AND CONFIRMATORY LICENSE


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                            APPENDIX B

                          REPORT FORMAT

1.     DEVELOPMENT:

A.     Progress towards satisfying Diligence milestones under Paragraph 6.2
B.     Progress towards commercialization
C.     Problems encountered
D.     Precommercialization marketing efforts
E.     Any shift in time-line from original business plan
F.     Expected launch date
G. Any improvements, new patents, derivative works, etc. arising from the work

2.     COMMERCIALIZATION:

A.     First launch date in US
B.     Sales, production or other royalty-generating activity
C.     Royalty calculations and royalties due

3.     CONTINUING:

A.     Continued efforts in evolving the product/service
B.     Improvements
C.     Sublicenses
D.     Foreign registrations, licenses, commercializations, etc.
E.     Any problems which would potentially effect the contract
F. Any infringements of intellectual property (as provided in the contract)
G. Any potential litigation involving the licensed intellectual property

4.     GENERAL INTEREST:

A.     Promotional material, news releases, etc. .
B.     Company annual reports
C.     Testing activity, scientific publications
D.     Any feedback, positive or negative
E.     Suggestions


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                            APPENDIX C

                  DESIGNATION OF LICENSING TEAM

Licensing Team:

I. Negotiating SubTeam:

Jerome Jay Garcia, Licensing Team Chairperson, Lead Negotiator for Negotiating
     Subteam, IPO

Ray Wilson, Counsel to Licensing Team, member of Negotiating Subteam, BPL

II. Technical Advisors:
Andrew Jason, Principal Investigator, Technical Advisor to Licensing Team,
AOT-1.


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